Filed Pursuant to Rule 433 of the
Securities Act of 1933, as amended
Registration Statement No. 333-191772
Free Writing Prospectus dated November 14, 2013

Fantex, Inc.

On November 12, 2013 and November 13, 2013, an email exchange took place between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporter Andrew Brandt of The MMQB and The National Football Post (the “Emails”).  The Emails are reproduced in Annex A attached hereto.  The Emails reference an initial public offering (the “Offering”) of the Fantex Series Arian Foster Convertible Tracking Stock (“Fantex Series Arian Foster”) of Fantex, Inc., which Offering is covered by the Registration Statement on Form S-1 (File No. 333-191772), as amended (the “Registration Statement”), that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statement and the other documents incorporated by reference into such Registration Statement.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the commencement or completion of the Offering, future ABI under its brand contract with Arian Foster, including longevity of his career, dividends, liquidity, ability to build a portfolio of brands, prospects, goals, growth and strategies, plans, achievements, market opportunities and the trends that may affect the Company or Arian Foster. The Company generally identifies forward-looking statements by words such as “anticipate,” “expect,” “believe,” “may,” “might,” “will,” “would” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties, which include without limitation, those discussed under the section entitled “Risk Factors” in the Registration Statement. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails dated November 12, 2013 and November 13, 2013 between Fantex, Inc. and Andrew Brandt of The MMQB and The National Football Post

Publication: MMQB/National Football Post

Reporter: Andrew Brandt

Question (from Andrew Brandt, MMQB)

Date: 11/12/13

Time:  8:17 PM ET

“Does the statement issued mean that there is no transaction at all between Fantex and Arian Foster.  Was not the $10 million transaction for 20% of his brand income already consummated?  Please advise.  Thank you.”

Answer (From Aaron Bensoua, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 11/13/13

Time: 9:24 AM ET

“Apologies in the delay in response but according to Fantex the contract with Arian is still in place, and as the contract states, the $10 million payment is contingent upon a successful offering.”

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A-1